Exhibit 99

Isolagen Announces Results of
2006 Annual Meeting of Stockholders

Exton, PA — October 24, 2006 -   Isolagen, Inc. (AMEX:ILE) announced the results of voting at its 2006 Annual Meeting of Stockholders held today in Philadelphia, Pennsylvania.

Stockholders re-elected as Directors Nicholas L. Teti, Jr., Isolagen Chairman and Chief Executive Officer, and Susan Ciallella, Isolagen President.  Stockholders also elected Terry E. Vandewarker to serve as a Director.  New to the Isolagen Board, Mr. Vandewarker served in a number of senior operations and financial management positions at Encad, Inc., including President and CEO.  He previously served as Director of Inamed Corporation from July 2003 to March 2006.  The terms of these Directors will run through the 2009 Annual Meeting of Stockholders.

The Company’s stockholders ratified the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2006.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical. For additional information, please visit: http://www.isolagen.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements.  Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise.  Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other public filings with the SEC since such date.